Exhibit 16(5) and 16(23)(ii)
April 17, 2024

Attention: Filing Desk

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Voya Retirement Insurance and Annuity Company
S-3 Initial Registration Statement
Prospectus Title: Voya Select Rate File No: 333-______________

Ladies and Gentlemen:

The undersigned serves as counsel to Security Life of Denver Insurance Company as administrator for Voya Retirement Insurance and Annuity Company.

In connection with this opinion, I have reviewed the above-referenced Registration Statement on Form S-3. This filing describes the Voya Select Rate Annuity available under certain variable annuity contracts (“Contracts”) to be offered by Voya Retirement Insurance and Annuity Company, a Connecticut domiciled corporation (the “Company”). I have also reviewed or supervised the review of any documents such as proceedings of the Board of Directors that I have deemed necessary or appropriate for the purpose of rendering this opinion. On the basis of this review and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and constitute a legal and binding obligation of the Company.

I hereby further consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Ian Macleod
Ian Macleod